Memo Detailing Appoint of Steve n Campisi to the Board of Directors of Gabriel Technologies Corporation and terms of ‘Inside Director” Service

I, Keith Feilmeier, President and Director of Gabriel Technologies Corporation (the “Company”) certify that Steven Campisi was appointed to serve a three year term on the Board of Directors of the Company.  This appointment was effective March 26, 2006.  There is no written directorship agreement setting forth the terms of Mr. Campisi’s service as a director. Mr. Campisi was previously the majority holder of units of Resilent LLC, dba Digital Defense, majority ownership of which was acquired by Company on January 19, 2006 (the “Digital Defense” acquisition), as disclosed by that Current Report on Form 8K filed January 24, 2006, which is incorporated by reference herein. In consideration of the terms and conditions of the Digital Defense acquisition , Mr. Campisi orally agreed to serve on the Board of Directors, and to do so for no additional compensation beyond that which he is paid in his capacity for Digital Defense.  I further certify that Mr. Campisi and I are the only two directors who are employed in some capacity for the Company, making us “inside directors”, and that neither inside director will receive extra compensation for serving on the Board of Directors.

/s/   Keith Feilmeier

Keith Feilmeier, CEO, President and Director

Date:  March 27, 2006